UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 21, 2010

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1172 CASTRO STREET

MOUNTAIN VIEW, CA 94040

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 — Termination of a Material Definitive Agreement.

On April 3, 2008, we entered into several agreements with Deerfield Management Company, L.P., or Deerfield, a healthcare investment fund, and its affiliates, Deerfield Private Design Fund L.P. and Deerfield Private Design International, L.P. (collectively, the Deerfield Affiliates).  Certain of the agreements were amended and restated on March 16, 2009, which included the addition of Deerfield PDI Financing L.P. as a Deerfield Affiliate.  Under the agreements, Deerfield and its affiliates provided us with $30 million in funding, consisting of $20 million from the Funding and Royalty Agreement, or FARA, entered into with a newly incorporated subsidiary of Deerfield, or the Deerfield Sub, and $10 million from the sale of our common stock.  The Company has received all of the required payments under the FARA, or the Funding Payments.  Under the FARA, we paid royalties on the net sales of MUSE to the Deerfield Sub.  The FARA had a term of 10 years.

The Company, the Deerfield Affiliates and the Deerfield Sub entered into the Option and Put Agreement, dated April 3, 2008, and an Amended and Restated Option and Put Agreement dated March 16, 2009, or the OPA.  Pursuant to the OPA, the Deerfield Affiliates granted us an option to purchase all of the outstanding shares of common stock of the Deerfield Sub from the Deerfield Affiliates, referred to as the Option.  Our obligation to pay royalties would terminate upon the exercise of the Option.  The base consideration for the Option exercise, or Base Option Price, was $25 million, less $2 million we paid upon closing, if the Option was exercised on or prior to the third anniversary of the execution of the OPA.  The aggregate consideration payable by us upon exercise of the Option, or the Option Purchase Price, would be equal to the sum of the Base Option Price, plus: (i) the cash and cash equivalents held by the Deerfield Sub at the date of the closing of the resulting sale of the common stock of the Deerfield Sub, or the Cash Adjustment; (ii) accrued and unpaid royalties, or the Royalty Adjustment; and minus (i) the Option premium of $2 million that was paid at the closing of the transaction, or the Option Premium Adjustment; (ii) accrued but unpaid taxes of the Deerfield Sub; (iii) unpaid Funding Payments; (iv) loans payable by the Deerfield Sub, or the Loan Balance Adjustment; and (v) any other outstanding liabilities of the Deerfield Sub, or the Adjusted Option Purchase Price.

In preparation for the closing of the MUSE asset sale transaction and in accordance with the terms of the OPA, on October 21, 2010 we exercised the Option thereby reacquiring the royalty rights to MUSE and avanafil granted under the FARA by purchasing 100% of the outstanding shares of the Deerfield Sub. The Deerfield Sub was the single purpose entity created to fund the FARA, to hold the royalty rights to and the security interests in MUSE and avanafil and to collect and distribute the royalties paid by the Company.

The total aggregate gross amount paid by the Company to the Deerfield Affiliates at the Option closing was $27,149,321, which satisfied all the financial obligations of the Company and the Deerfield Sub under the FARA and OPA. The gross amount paid consisted of the Base Option Price of $25,000,000 less the $2,000,000 Option Premium Adjustment, or $23,000,000, plus the Cash Adjustment of $2,844,210 and Royalty Adjustment of $1,305,111.  The Royalty Adjustment is calculated based upon royalties on MUSE sales not yet paid to the Deerfield Sub at the time of Option closing.  Cash Adjustment is the total amount of cash remaining in the Deerfield Sub at the time of Option closing.

As a result, all of the outstanding shares of the Deerfield Sub were acquired by the Company, the royalty rights to MUSE and avanafil were terminated and the notes payable of the Deerfield Sub were cancelled.  In addition, the $2,844,210 of cash held by the Deerfield Sub is now owned by the Company.  All the security interests in the collateral related to MUSE and avanafil held by the Deerfield Sub and the Deerfield Affiliates as part of the FARA and OPA have been terminated. The Company did not incur any material early termination penalties under the FARA or OPA.

The foregoing descriptions of the Agreements noted herein are summaries only and are qualified in their entirety by reference to Exhibits 10.67, 10.68, 10.69, 10.70, 10.71, 10.72 and 10.73 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Exhibits 10.1 and 10.2 to the Company’s Report on Form 8-K filed with the Commission on March 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

By:	/s/ Lee B. Perry
Lee B. Perry
Vice President and Chief Accounting Officer

Date:  October 27, 2010